Consent of Independent Registered

Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form N-4 of the reference to our firm under the caption “Independent registered public accounting firm” and to the incorporation by reference of our reports dated April 3, 2019, with respect to the statutory-basis financial statements of John Hancock Life Insurance Company (U.S.A.) and the GAAP-basis financial statements of John Hancock Life Insurance Company (U.S.A.) Separate Account H, in Post-Effective Amendment No. 36 to the Registration Statement (Form N-4 No. 333-70850) and related Prospectus Supplement.

/s/ Ernst & Young LLP

Boston, Massachusetts

September 24, 2019